Exhibit 10.3.1

SECOND AMENDMENT

TO THE

TELEFLEX 401(k) SAVINGS PLAN

Background Information

A.	Teleflex Incorporated (“Company”) maintains the Teleflex 401(k) Savings Plan (“Plan”) for the benefit of its eligible employees and the eligible employees of its affiliated entities that have elected to participate in the Plan and their beneficiaries.

B.	Section 13.02 of the Plan authorizes the Financial Benefit Plans Committee (“Committee”) to amend the Plan in accordance with its charter and bylaws.

C.	In accordance with its delegated authority, the Committee desires to amend the Plan to grant each person who was an active employee of VasoNova, Inc. (“VasoNova”) immediately prior to January 10, 2011, full credit for purposes of eligibility and vesting under the Plan for his most recent continuous period of service with VasoNova.

Second Amendment to the Plan

The Plan is hereby amended as set forth below.

1. Section 2.01 of the Plan, “Eligibility and Participation,” is hereby amended by adding the following new subsection E. effective as of January 10, 2011:

“E.	Each person who was an active employee of VasoNova, Inc. (“VasoNova”) immediately prior to January 10, 2011 shall receive full credit for purposes of eligibility to participate in the Plan for his most recent continuous period of service with VasoNova.”

2. Section 4.01 of the Plan, “Vesting,” is hereby amended by adding the following new subsection H. effective as of January 10, 2011:

“H.	Vesting — Special Rule with Respect to VasoNova, Inc. Each person who was an active employee of VasoNova immediately prior to January 10, 2011 shall receive full credit for purposes of vesting under the Plan for his most recent continuous period of service with VasoNova.”

3. All other provisions of the Plan shall remain in full force and effect.

TELEFLEX INCORPORATED

By:	/s/ Douglas R. Carl

Date:	March 7, 2011